NEWS RELEASE

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2021

OVERALL RESULTS

	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Pretax income (loss)	$789.4	$652.2		$1,922.1	$688.4
Pretax investment gains (losses)	454.3	374.7		758.0	(142.0)
Pretax income (loss) excluding investment gains (losses)	$335.1	$277.5	20.7%	$1,164.0	$830.4	40.2%

Net income (loss)	$627.0	$519.7		$1,534.3	$558.6
Net of tax investment gains (losses)	358.8	295.8		598.4	(112.1)
Net income (loss) excluding investment gains (losses)	$268.2	$223.8	19.8%	$935.9	$670.8	39.5%

PER DILUTED SHARE

	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net income (loss)	$2.06	$1.74		$5.05	$1.87
Net of tax investment gains (losses)	1.18	.99		1.97	(.37)
Net income (loss) excluding investment gains (losses)	$.88	$.75	17.3%	$3.08	$2.24	37.5%

SHAREHOLDERS' EQUITY

				December 31,
				2021	2020	% Change
Total				$6,893.2	$6,186.6	11.4%
Per Common Share				$22.76	$20.75	9.7%
________

All amounts in this report are stated in millions except where noted, common stock data and percentages.

CHICAGO – January 27, 2022 – Old Republic International Corporation (NYSE: ORI) today reported record pretax income, excluding investment gains, of $335.1 million for the fourth quarter and $1.16 billion for the full year. These results represent growth of 20.7% for the quarter and 40.2% for the year compared to the respective 2020 periods. General Insurance and Title Insurance both produced solid underwriting results that drove consolidated combined ratios of 88.5% for the quarter and 89.9% for the year, compared to 90.3% and 93.3% in the respective 2020 periods. In addition to these strong underwriting results, total and per share net income for the quarter and year also reflect an increase in the fair value of equity securities.

Record consolidated net premiums and fees earned of $2.1 billion for the quarter and $8.0 billion for the year represent growth of 11.3% for the quarter and 18.8% for the year compared to the respective 2020 periods. General Insurance net earned premiums grew by mid-single digits over the prior year, while Title Insurance continued to experience significant growth in premium and fees attributable to a low interest rate environment and a robust real estate market. Net investment income remained relatively flat for the quarter and the year, reflecting growth in the invested asset base, offset by lower investment yields.

Book value per share advanced to $22.76 as of December 31, 2021. With the addition of dividends declared during the year, this was an increase of 21.2% over year-end 2020, primarily driven by strong operating earnings and by gains in our investment portfolio.

Old Republic International Corporation

Old Republic's business is managed for the long run. In this context management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the primary needs of the insurance subsidiaries' underwriting and related services business. In this view, the evaluation of periodic and long-term results excludes consideration of all investment gains (losses). Under Generally Accepted Accounting Principles (GAAP), however, net income (loss), inclusive of investment gains (losses), is the measure of total profitability.

In management's opinion, the focus on income (loss) excluding investment gains (losses) provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income (loss) can mask trends in operating results. That is because their realization is, more often than not, highly discretionary. Similarly, the inclusion of unrealized investment gains (losses) in equity securities can further distort such operating results with significant period-to-period fluctuations in reported net income (loss).

FINANCIAL HIGHLIGHTS
	Quarters Ended December 31,			Years Ended December 31,
SUMMARY INCOME STATEMENTS:	2021	2020	% Change	2021	2020	% Change
Revenues:
Net premiums and fees earned	$2,121.9	$1,906.1	11.3%	$8,003.6	$6,737.8	18.8%
Net investment income	110.6	109.6	1.0	434.3	438.9	-1.1
Other income	33.6	32.7	2.7	145.6	131.2	11.0
Total operating revenues	2,266.2	2,048.5	10.6	8,583.5	7,308.0	17.5
Investment gains (losses):
Realized from actual transactions	(8.6)	1.4		6.9	14.2
Unrealized from changes in fair value of equity securities	463.0	373.2		751.1	(156.2)
Total investment gains (losses)	454.3	374.7		758.0	(142.0)
Total revenues	2,720.5	2,423.2		9,341.6	7,166.0
Operating expenses:
Claim costs	574.1	606.5	-5.3	2,420.9	2,491.4	-2.8
Sales and general expenses	1,340.4	1,152.5	16.3	4,942.3	3,942.4	25.4
Interest and other charges	16.5	11.8	39.9	56.2	43.7	28.7
Total operating expenses	1,931.0	1,770.9	9.0%	7,419.5	6,477.5	14.5%
Pretax income (loss)	789.4	652.2		1,922.1	688.4
Income taxes (credits)	162.4	132.5		387.7	129.7
Net income (loss)	$627.0	$519.7		$1,534.3	$558.6

COMMON STOCK STATISTICS:
Components of net income (loss) per share:
Basic net income (loss) excluding investment gains (losses)	$0.88	$0.75	17.3%	$3.10	$2.24	38.4%
Net investment gains (losses):
Realized from actual transactions	(0.02)	—		0.02	0.04
Unrealized from changes in fair value of equity securities	1.21	0.99		1.96	(0.41)
Basic net income (loss)	$2.07	$1.74		$5.08	$1.87
Diluted net income (loss) excluding investment gains (losses)	$0.88	$0.75	17.3%	$3.08	$2.24	37.5%
Net investment gains (losses):
Realized from actual transactions	(0.02)	—		0.02	0.04
Unrealized from changes in fair value of equity securities	1.20	0.99		1.95	(0.41)
Diluted net income (loss)	$2.06	$1.74		$5.05	$1.87
Cash dividends on common stock	$0.22	$1.21		$2.38	$1.84
Book value per share				$22.76	$20.75	9.7%

Management believes the information presented in the table on the following page, prior to the inclusion of investment gains (losses), highlights the most meaningful, realistic indicators of ORI's segmented and consolidated financial performance. The information underscores management's view of reported results by separating the inherent volatility of securities markets and their above-noted impact on reported net income (loss).

Old Republic International Corporation

	Major Segmented and Consolidated Elements of Income (Loss)
	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
A. Net premiums, fees, and other income:
General insurance	$926.3	$861.3	7.5%	$3,555.5	$3,394.2	4.8%
Title insurance	1,185.6	1,031.7	14.9	4,404.3	3,286.3	34.0
Corporate and other	2.7	2.9	-7.6	11.0	12.0	-8.8
Other income	33.6	32.7	2.7	145.6	131.2	11.0
Subtotal	2,148.3	1,928.8	11.4	8,116.5	6,823.9	18.9
RFIG run-off business	7.1	10.0	-28.1	32.6	45.1	-27.6
Consolidated	$2,155.5	$1,938.8	11.2%	$8,149.2	$6,869.1	18.6%

B. Underwriting and related services income (loss):
General insurance	$109.4	$62.2	75.7%	$311.4	$151.8	105.1%
Title insurance	126.2	123.4	2.2	474.0	305.8	55.0
Corporate and other	(3.8)	(4.3)	12.9	(20.9)	(17.0)	-22.7
Subtotal	231.8	181.3	27.8	764.6	440.5	73.5
RFIG run-off business	9.1	(1.6)	N/M	21.3	(5.3)	N/M
Consolidated	$241.0	$179.7	34.1%	$785.9	$435.2	80.6%
C. Consolidated underwriting ratio:
Claim ratio:
Current year	31.7%	34.1%		32.9%	38.2%
Prior years	(4.6)	(2.3)		(2.7)	(1.2)
Total	27.1	31.8		30.2	37.0
Expense ratio	61.4	58.5		59.7	56.3
Combined ratio	88.5%	90.3%		89.9%	93.3%

D. Net investment income:
General insurance	$86.1	$87.9	-2.0%	$342.4	$352.2	-2.8%
Title insurance	11.3	10.6	6.8	43.8	42.0	4.3
Corporate and other	10.4	7.6	36.9	36.5	29.4	24.0
Subtotal	107.9	106.1	1.7	422.8	423.6	-0.2
RFIG run-off business	2.7	3.4	-20.7	11.4	15.2	-24.7
Consolidated	$110.6	$109.6	1.0%	$434.3	$438.9	-1.1%
E. Interest and other charges (credits):
General insurance	$15.9	$15.4		$64.2	$64.2
Title insurance	0.2	1.9		2.1	3.8
Corporate and other (a)	0.3	(5.6)		(10.1)	(24.3)
Subtotal	16.5	11.8		56.2	43.7
RFIG run-off business	—	—		—	—
Consolidated	$16.5	$11.8	39.9%	$56.2	$43.7	28.7%

F. Segmented and consolidated pretax income (loss) excluding investment gains (losses)(B+D-E):
General insurance	$179.6	$134.7	33.3%	$589.6	$439.8	34.1%
Title insurance	137.3	132.1	4.0	515.7	344.0	49.9
Corporate and other	6.2	8.8	-29.1	25.7	36.7	-29.8
Subtotal	323.2	275.7	17.2	1,131.1	820.5	37.9
RFIG run-off business	11.9	1.8	N/M	32.8	9.8	232.3
Consolidated	335.1	277.5	20.7%	1,164.0	830.4	40.2%
Income taxes (credits) on above (b)	66.9	53.7		228.1	159.6
G. Net income (loss) excluding
investment gains (losses)	268.2	223.8	19.8%	935.9	670.8	39.5%
H. Consolidated pretax investment gains (losses):
Realized from actual transactions	(8.6)	1.4		6.9	14.2
Unrealized from changes in
fair value of equity securities	463.0	373.2		751.1	(156.2)
Total	454.3	374.7		758.0	(142.0)
Income taxes (credits) on above	95.5	78.8		159.6	(29.8)
Net of tax investment gains (losses)	358.8	295.8		598.4	(112.1)
I. Net income (loss)	$627.0	$519.7		$1,534.3	$558.6
J. Consolidated operating cash flow	$341.1	$376.1		$1,311.7	$1,185.0

(a) Includes consolidation/elimination entries. (b) The effective tax rates applicable to pretax income excluding investment gains (losses) were 20.0% and 19.6% for the fourth quarter and full year 2021, respectively, and 19.4% and 19.2% for the fourth quarter and full year 2020, respectively.

Old Republic International Corporation

General Insurance Segment Results

	General Insurance Summary Operating Results
	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net premiums written	$938.6	$845.2	11.0%	$3,680.9	$3,431.3	7.3%
Net premiums earned	926.3	861.3	7.5	3,555.5	3,394.2	4.8
Net investment income	86.1	87.9	-2.0	342.4	352.2	-2.8
Other income	33.3	32.5	2.6	144.5	130.3	10.9
Operating revenues	1,045.8	981.7	6.5	4,042.5	3,876.8	4.3
Claim costs	559.7	581.5	-3.8	2,303.1	2,372.0	-2.9
Sales and general expenses	290.5	249.9	16.2	1,085.4	1,000.7	8.5
Interest and other charges	15.9	15.4	3.4	64.2	64.2	0.1
Operating expenses	866.2	847.0	2.3	3,452.8	3,436.9	0.5
Segment pretax operating income (loss)	$179.6	$134.7	33.3%	$589.6	$439.8	34.1%

Claim ratio	60.4%	67.5%		64.8%	69.9%
Expense ratio	27.8	25.2		26.5	25.6
Combined ratio	88.2%	92.7%		91.3%	95.5%

General Insurance net premiums earned increased 7.5% and 4.8% for the fourth quarter and full year, respectively, with rising premiums in commercial auto, financial indemnity, and property lines of coverage. Strong premium rate increases for most lines of coverage, other than workers' compensation, high renewal retention ratios, and new business production all contributed. Net investment income decreased in both 2021 periods, reflecting lower investment yields partially offset by growth in the invested asset base.

The reported claim ratio for General Insurance improved in both 2021 periods, inclusive of favorable reserve development from prior periods and a lower current period claim provision, attributable to several years of premium rate increases and underwriting actions. Favorable development was higher in the quarter and the year due predominantly to better than expected claims experience related to workers' compensation and commercial auto reserves on older, more developed years. The full year expense ratio was slightly elevated compared to the prior year, generally reflecting variability of sales and general expenses within the line of coverage mix, while the fourth quarter expense ratio was elevated due to certain operating expense charges.

Together, these factors produced significantly greater pretax operating income for the periods reported.

The following table shows recent annual and interim periods' claim ratios and the effects of claim development trends:

		Effect of Prior Periods'
		(Favorable)/	Claim Ratio Excluding
	Reported	Unfavorable Claim	Prior Periods' Claim
	Claim Ratio	Reserves Development	Reserves Development
2017	71.8%	0.7%	71.1%
2018	72.2	—	72.2
2019	71.8	0.4	71.4
2020	69.9	(0.8)	70.7
2021	64.8%	(3.8)%	68.6%
4th Quarter 2020	67.5%	(1.8)%	69.3%
4th Quarter 2021	60.4%	(6.6)%	67.0%

Quarterly and annual claim ratios and trends may not be particularly meaningful indicators of future outcomes for a liability-oriented mix of business with relatively long claim payment patterns. Assuming the current line of coverage mix, management's targets are claim ratio averages in the high 60% to low 70% range, expense ratio averages of 25% or below, and a combined ratio between 90% and 95%.

Old Republic International Corporation

Title Insurance Segment Results

	Title Insurance Summary Operating Results
	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net premiums and fees earned	$1,185.6	$1,031.7	14.9%	$4,404.3	$3,286.3	34.0%
Net investment income	11.3	10.6	6.8	43.8	42.0	4.3
Other income	0.2	0.2	-3.7	1.1	0.9	14.9
Operating revenues	1,197.2	1,042.6	14.8	4,449.3	3,329.3	33.6
Claim costs	17.5	14.2	23.3	112.9	75.3	49.9
Sales and general expenses	1,042.1	894.3	16.5	3,818.4	2,906.1	31.4
Interest and other charges	0.2	1.9	-89.7	2.1	3.8	-42.7
Operating expenses	1,059.8	910.5	16.4	3,933.5	2,985.3	31.8
Segment pretax operating income (loss)	$137.3	$132.1	4.0%	$515.7	$344.0	49.9%

Claim ratio	1.5%	1.4%		2.6%	2.3%
Expense ratio	87.9	86.7		86.7	88.4
Combined ratio	89.4%	88.1%		89.3%	90.7%

Title Insurance net premiums and fees earned grew by 14.9% in the fourth quarter and by 34.0% for the full year attributable to a low interest rate environment and a robust real estate market. Increased revenue generated on purchase transactions was partially offset by a decline in refinance activity. Agency revenue continued to increase over prior periods although at a lower rate in more recent quarters, while revenue from direct production channels declined slightly in the fourth quarter. Net investment income increased in both 2021 periods, reflecting growth in the invested asset base, somewhat offset by lower investment yields.

Title Insurance's reported claim ratios were relatively flat for the quarter and for the year, inclusive of favorable development. The expense ratios reflect the benefit of greater leverage of the expense structure on significantly higher premium and fee volume, tempered by an increased mix of agency produced revenues particularly in the fourth quarter.

Together, these factors produced significantly greater pretax operating income for the periods reported.

The following table shows recent annual and interim periods’ claim ratios and the effects of claim development trends:

		Effect of Prior Periods'
		(Favorable)/	Claim Ratio Excluding
	Reported	Unfavorable Claim	Prior Periods' Claim
	Claim Ratio	Reserves Development	Reserves Development
2017	0.8%	(3.0)%	3.8%
2018	1.9	(1.8)	3.7
2019	2.5	(1.2)	3.7
2020	2.3	(1.3)	3.6
2021	2.6%	(1.0)%	3.6%
4th Quarter 2020	1.4%	(2.2)%	3.6%
4th Quarter 2021	1.5%	(2.1)%	3.6%

Old Republic International Corporation

RFIG Run-off Segment Results

	RFIG Run-off Summary Operating Results
	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Mortgage Insurance (MI)
Net premiums earned	$7.1	$10.0	-28.1%	$32.6	$45.1	-27.6%
Net investment income	2.7	3.4	-20.7	11.4	15.2	-24.7
Claim costs	(5.2)	8.4	-161.4%	(1.7)	36.9	-104.7
MI pretax operating income (loss)	$11.9	$1.8	N/M	$32.8	$9.8	232.3%

Claim ratio	-72.5%	84.9%		-5.3%	81.7%
Expense ratio	44.9	31.2		39.9	30.2
Combined ratio	-27.6%	116.1%		34.6%	111.9%

Pretax operating results of RFIG Run-off reflect the continuing drop in net earned premiums in line with the declining risk in force and significantly lower claim costs in comparison to 2020 periods. Net investment income decreased in both 2021 periods, reflecting a declining invested asset base, and lower investment yields. Extraordinary dividends of $25.0 million and $100.0 million were paid to the parent company during the fourth quarter and full year, respectively. Claim costs reflect fewer newly reported delinquencies along with improving trends in cure rates and lower claim severity influenced by the ongoing economic recovery and continued strength in the real estate market.

Together, these factors produced significantly greater pretax operating income for the periods reported.

The following table shows recent annual and interim periods' claim ratios and the effects of claim development trends:

		Effect of Prior Periods'
		(Favorable)/	Claim Ratio Excluding
	Reported	Unfavorable Claim	Prior Periods' Claim
	Claim Ratio	Reserves Development	Reserves Development
2017	57.6%	(38.3)%	95.9%
2018	43.2	(27.0)	70.2
2019	55.0	(12.5)	67.5
2020	81.7	(26.5)	108.2
2021	(5.3)%	(67.5)%	62.2%
4th Quarter 2020	84.9%	(41.0)%	125.9%
4th Quarter 2021	(72.5)%	(137.4)%	64.9%

Old Republic International Corporation

Corporate and Other Operating Results

	Corporate and Other Summary Operating Results
	Quarters Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net life and accident premiums earned	$2.7	$2.9	-7.6%	$11.0	$12.0	-8.8%
Net investment income	10.4	7.6	36.9	36.5	29.4	24.0
Other operating income	—	—	—	—	—	—
Operating revenues	13.2	10.5	24.8	47.5	41.4	14.7
Claim costs	2.0	2.1	-7.7	6.5	7.1	-7.9
Insurance expenses	0.8	0.9	-9.9	3.4	4.2	-17.6
Corporate, interest and other expenses - net	4.0	(1.3)	N/M	11.6	(6.6)	N/M
Operating expenses	6.9	1.7	N/M	21.7	4.7	N/M
Corporate and other pretax operating income (loss)	$6.2	$8.8	-29.1%	$25.7	$36.7	-29.8%

This segment includes the combination of a small life and accident insurance business and the net costs associated with the parent holding company and its internal corporate services subsidiaries. The segment tends to produce highly variable results stemming from volatility inherent from the lack of scale. Interest expense increased related to the issuance of $650 million of debt late in the second quarter. This increase was largely offset by net investment income from a higher level of investments.

Summary Consolidated Balance Sheet

	December 31,	December 31,
	2021	2020
Assets:
Cash and fixed maturity securities	$11,399.6	$11,365.1
Equity securities	5,302.8	4,054.8
Other invested assets	116.5	115.3
Cash and invested assets	16,818.9	15,535.3
Accounts and premiums receivable	1,768.7	1,593.9
Federal income tax recoverable: Current	11.8	—
Reinsurance balances recoverable	4,943.4	4,362.8
Deferred policy acquisition costs	350.4	328.0
Sundry assets	1,088.4	995.0
Total assets	$24,981.8	$22,815.2

Liabilities and Shareholders' Equity:
Policy liabilities	$2,752.0	$2,593.1
Claim reserves	11,425.5	10,671.0
Federal income tax payable: Current	—	4.2
Deferred	249.5	137.3
Reinsurance balances and funds	866.0	725.4
Debt	1,588.5	966.4
Sundry liabilities	1,206.9	1,530.8
Total liabilities	18,088.6	16,628.5
Shareholders' equity	6,893.2	6,186.6
Total liabilities and shareholders' equity	$24,981.8	$22,815.2

Old Republic International Corporation

Cash, Invested Assets, and Shareholders' Equity

	Cash, Invested Assets, and Shareholders' Equity
				% Change
	December 31,			Dec. '21/	Dec. '20 /
	2021	2020	2019	Dec. '20	Dec. '19
Cash and invested assets:
Fixed maturity securities, cash and other invested assets	$11,516.1	$11,480.4	$10,496.9	0.3%	9.4%
Equity securities	5,302.8	4,054.8	4,030.5	30.8	0.6
Total per balance sheet	$16,818.9	$15,535.3	$14,527.4	8.3%	6.9%
Total at cost for all	$15,045.8	$14,151.6	$13,327.2	6.3%	6.2%

Composition of shareholders' equity per share:
Equity before items below	$18.50	$17.73	$17.25	4.3%	2.8%
Unrealized investment gains (losses) and other
accumulated comprehensive income (loss)	4.26	3.02	2.73
Total	$22.76	$20.75	$19.98	9.7%	3.9%

Segmented composition of
shareholders' equity per share:
Excluding RFIG run-off segment	$21.47	$19.25	$18.37	11.5%	4.8%
RFIG run-off segment	1.29	1.50	1.61
Consolidated total	$22.76	$20.75	$19.98	9.7%	3.9%

Old Republic's invested assets portfolio is directed in consideration of enterprise-wide risk management objectives. Most importantly, these are intended to ensure solid funding of the insurance subsidiaries' long-term obligations to customers, policyholders and their beneficiaries, as well as the long-term stability of the subsidiaries’ capital accounts. For these reasons, the investment portfolio contains no significant insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations (CDO's), derivatives, hybrid securities, or illiquid private equity and hedge fund investments. Moreover, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.

As of December 31, 2021, the consolidated investment portfolio reflected an allocation of approximately 68% to fixed-maturity (bonds and notes) and short-term investments, and 32% to equity securities (common stock). The fixed-maturity portfolio continues to be the anchor for the insurance underwriting subsidiaries' obligations. The maturities are stratified and conservatively matched to the expected timing of paying those obligations in the future. The quality of the investment portfolio remains at high levels.

In recent years, a significant portion of our investable funds have been directed toward high-quality common stocks of U.S. companies (currently limited to fewer than 100 issues). We favor those with long-term records of reasonable earnings growth and steadily increasing dividends. Pursuant to enterprise risk management guidelines and controls, we perform regular stress tests of the equities portfolio to gain reasonable assurance that periodic downdrafts in market prices would not seriously undermine our financial strength and the long-term continuity and prospects of our insurance underwriting business.

Old Republic International Corporation

Changes in shareholders' equity per share are reflected in the following table. As shown, these resulted mostly from net income excluding net investment gains (losses), realized and unrealized investment gains (losses), and dividend payments to shareholders.

	Shareholders' Equity Per Share
	December 31,
	2021	2020	2019
Beginning balance	$20.75	$19.98	$17.23
Changes in shareholders' equity:
Net income (loss) excluding net investment gains (losses)	3.10	2.24	1.85
Net of tax realized investment gains (losses)	0.02	0.04	0.10
Net of tax unrealized investment gains (losses):
Fixed maturity securities	(0.97)	0.91	0.96
Equity securities	1.96	(0.41)	1.57
Total net of tax realized and unrealized
investment gains (losses)	1.01	0.54	2.63
Cash dividends	(2.38)	(1.84)	(1.80)
Other	0.28	(0.17)	0.07
Net change	2.01	0.77	2.75
Ending balance	$22.76	$20.75	$19.98
Percentage change for the period	9.7%	3.9%	16.0%

Capitalization

	Capitalization
	December 31,
	2021	2020	2019
Debt:
4.875% Senior Notes due 2024	$398.4	$397.9	$397.3
3.875% Senior Notes due 2026	547.3	546.8	546.2
3.850% Senior Notes due 2051	642.6	—	—
Other miscellaneous debt	—	21.7	30.4
Total debt	1,588.5	966.4	974.0
Common shareholders' equity	6,893.2	6,186.6	6,000.1
Total capitalization	$8,481.7	$7,153.1	$6,974.2

Capitalization ratios:
Debt	18.7%	13.5%	14.0%
Common shareholders' equity	81.3	86.5	86.0
Total	100.0%	100.0%	100.0%

Managing Old Republic's Insurance Business for the Long-Run
The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge, often many years after issuance and expiration of a policy. This basic fact casts Old Republic as a risk-taking enterprise managed for the long run. Old Republic therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on the maintenance of financial soundness in support of the insurance subsidiaries' long-term obligations to policyholders and their beneficiaries.

In this light, the Company's affairs are managed for the long run and without significant regard to quarterly or even annual reporting periods that American industry must observe. In Old Republic's view, such short reporting time frames do not comport well with the long-term nature of much of its business. Management therefore believes that the Company's operating results and financial condition can best be evaluated by observing underwriting and overall operating performance trends over succeeding five- or preferably ten-year intervals. A ten-year period in particular can likely encompass at least one economic and/or underwriting cycle and thereby provide an appropriate time frame for such cycle to run its course, and for premium rate changes and reserved claim costs to be quantified and emerge in financial results with greater finality and effect.

Old Republic International Corporation

Accompanying Financial Data and Other Information:
•About Old Republic
•Conference Call Information
•Safe Harbor Statement

Financial Supplement:
•A financial supplement to this news release is available on the Company's website:
www.oldrepublic.com

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in General Insurance and Title Insurance. Old Republic’s General Insurance business ranks among the nation’s 50 largest, while its Title Insurance business is the third largest in its industry.

Conference Call Information

Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its fourth quarter and full year 2021 performance and to review major operating trends and business developments. To access this call live in listen-only mode, log on to the Company's website at www.oldrepublic.com 15 minutes before the call to download the necessary software, or, alternatively the call can also be accessed by phone at 1-888-655-9638. Interested parties may also listen to a replay of the call through February 3, 2022 by dialing 1-800-770-2030, passcode 4060501, or by accessing it on Old Republic International's website through February 27, 2022.

Old Republic International Corporation

Safe Harbor Statement

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results. It is possible that Old Republic's operating results, business and financial condition could be adversely affected in subsequent periods by future economic disruptions caused by the COVID-19 pandemic and the associated governmental responses.

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's General Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of investment yields and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and RFIG Run-off results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company's widespread operations.

The General Insurance, Title Insurance, Corporate and Other Segments, and the RFIG Run-off business maintain customer information and rely upon technology platforms to conduct their business. As a result, each of them and the Company are exposed to cyber risk. Many of the Company's operating subsidiaries maintain separate IT systems which are deemed to reduce enterprise-wide risks of potential cybersecurity incidents. However, given the potential magnitude of a significant breach, the Company continually evaluates on an enterprise-wide basis its IT hardware, security infrastructure and business practices to respond to these risks and to detect and remediate in a timely manner significant cybersecurity incidents or business process interruptions.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2020 Form 10-K Annual Report filing to the Securities and Exchange Commission, which is specifically incorporated herein by reference.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601
(312) 346-8100